Exhibit 99.1

FOR RELEASE May 3, 2017

China Biologic Reports Financial Results

for the First Quarter of 2017

-- 1Q17 Total Sales Up 6.9% YoY to $91.5Million and Net Income Up 14.5% YoY to $30.0 Million in USD terms, or

Total Sales Up 12.7% YoY and Non-GAAP Adjusted Net Income Up 29.7% YoY in RMB terms--

--Reiterates Full Year Financial Forecast--

BEIJING, China – May 3, 2017 – China Biologic Products, Inc. (NASDAQ: CBPO, “China Biologic” or the “Company”), a leading fully integrated plasma-based biopharmaceutical company in China, today announced its financial results for the first quarter of 2017.

First Quarter 2017 Financial Highlights

•	Total sales in the first quarter of 2017 increased by 12.7% in RMB terms, or increased by 6.9% in USD terms to $91.5 million from $85.6 million in the same quarter of 2016.
•	Gross profit increased by 15.0% to $59.2 million from $51.5 million in the same quarter of 2016. Gross margin increased to 64.8% from 60.2% in the same quarter of 2016.
•	Income from operations increased by 2.4% to $38.8 million from $37.9 million in the same quarter of 2016. Operating margin decreased to 42.4% from 44.3% in the same quarter of 2016.
•	Net income attributable to the Company increased by 14.5% to $30.0 million from $26.2 million in the same quarter of 2016. Diluted earnings per share increased to $1.06 from $0.94 in the same quarter of 2016.
•	Non-GAAP adjusted net income attributable to the Company increased by 29.7% in RMB terms, or 23.0% in USD terms, to $37.4 million from $30.4 million in the same quarter of 2016. Non-GAAP adjusted earnings per share increased to $1.32 from $1.09 in the same quarter of 2016.

Mr. David (Xiaoying) Gao, Chairman and Chief Executive Officer of China Biologic, commented, “We are pleased to report another quarter of revenue and profit growth. This growth comes at a time when we experienced a negative impact of approximately six percentage point from foreign currency conversion in the first quarter as well as the buildup of our plasma inventory in anticipation of a planned temporary shutdown of our current Shandong facility for several weeks in the second quarter to reallocate personnel to our new location to conduct plant validation procedures. During the reporting quarter, our Shandong facility experienced a low single digit sales growth due to this inventory control, while our Guizhou facility maintained strong sales growth momentum. We continued to concentrate our sales on large hospital customers and large distributors, resulting in accelerated growth among our important regional hospital customers and tier-1 city distributors. We also experienced year-over-year improvement in gross margin and non-GAAP net margin in the first quarter of 2017, attributable to higher sales concentration in products made from company-collected plasma, strong sales volume growth from our higher margin placenta polypeptide products, greater financial contribution from our increased equity interest in Guizhou Taibang and from enhanced non-controlling interest contribution from our Xi’an Huitian facility.”

Mr. Gao continued, “We continue to move forward with our operational initiatives as both our internally collected plasma and outsourced third party plasma volumes continue to grow. The construction of our new Shandong facility also remains on track. During the course of 2017, we anticipate a cumulative three month production suspension between our existing and new Shandong facilities and continue to expect completion of the GMP certificate inspection process and commence operation at the new site by the end of this year. On the R&D front, we have initiated the clinical trial for the Human Coagulation Factor IX, while awaiting the onsite clinical data inspection of Fibrinogen by the CFDA to obtain final approval. We reiterate our full year financial forecast and believe we can enhance our total sales and operating efficiency to meet growing market demand in the quarters ahead.”

“For the remainder of 2017, we will continue to focus on several key areas including exploring new regions to expand our plasma collection coverage, introducing new products to the market as planned, managing public tenders in various local markets to secure business with optimized pricing, and further investing in our medical marketing platform to accelerate volume for newly launched products,” concluded Mr. Gao.

First Quarter 2017 Financial Performance

Total sales in the first quarter of 2017 increased by 12.7% in RMB terms, or increased by 6.9% in USD terms to $91.5 million from $85.6 million in the same quarter of 2016. The increase was primarily attributable to the sales volume increase in human albumin products and placenta polypeptide products.

During the first quarter of 2017, human albumin and IVIG products remained the Company’s two largest sales contributors. As a percentage of total sales, sales from human albumin products increased to 40.3% in the first quarter of 2017, compared to 38.1% in the same quarter of 2016. Revenue from IVIG decreased to 34.8% of total sales in the first quarter of 2017 from 39.9% in the same quarter of 2016.

The sales volume of human albumin products increased by 20.6% in the first quarter of 2017 primarily due to enhanced production and sales volume at Guizhou Taibang as a result of increased plasma supply volume. The sales volume of IVIG products decreased by 5% primarily due to a high comparison base in the first quarter of 2016 when the Company sold higher-than-normal amounts of products processed from its 143 tonnes of source plasma and plasma pastes outsourced from a third party in 2015.

The average price for human albumin products, excluding foreign exchange impact, decreased by 1.2% in RMB terms, or decreased by 6.3% in USD terms, in the first quarter of 2017 compared to the same quarter of 2016, mainly due to lower sales concentration from the higher-unit-price dosages. The average price for IVIG products, excluding foreign exchange impact, increased by 3.2% in RMB terms, or decreased by 2.1% in USD terms, in the first quarter of 2017 compared to the same quarter of 2016, mainly due to an increase in price to the company’s major distributors.

Revenue from hyper-immune products decreased by 1.7% in RMB terms, or decreased by 6.7% in USD terms, for the first quarter of 2017 compared to the same quarter of 2016, accounting for 9.1% and 10.4% of total sales in the first quarter of 2017 and 2016, respectively. Revenue from other plasma products including human coagulation factor VIII and human prothrombin complex concentrate increased by 8.2% in RMB terms, or 2.4% in USD terms, in the first quarter of 2017 compared to the same quarter of 2016.

Revenue from placenta polypeptide product increased by 89.3% in RMB terms, or 78.9% in USD terms in the first quarter of 2017 compared to the same quarter of 2016, attributable to higher-than-normal product sales volume in the first quarter possibly in anticipation of the nationwide implementation of a two-invoice policy system which could potentially result in higher billing prices for distributors in the future.

Cost of sales was $32.3 million in the first quarter of 2017, compared to $34.1 million in the same quarter of 2016. As a percentage of total sales, the cost of sales was 35.2%, compared to 39.8% in the same quarter of 2016. The decrease in cost of sales was mainly due to the lower concentration of high-cost outsourced raw plasma, as well as greater sales concentration of higher-margin placenta polypeptide products.

Gross profit increased by 15.0% to $59.2 million in the first quarter of 2017 from $51.5 million in the first quarter of 2016. Gross margin was 64.8% and 60.2% in the first quarter of 2017 and 2016, respectively.

Total operating expenses in the first quarter of 2017 increased by $6.8 million, or 50.0%, to $20.4 million from $13.6 million in the first quarter of 2016, mainly due to the increase in selling expenses and general and administrative expenses. As a percentage of total sales, total operating expenses increased to 22.4% in the first quarter of 2017 from 15.9% in the same quarter of 2016.

Selling expenses in the first quarter of 2017 increased to $3.8 million from $1.2 million in the same quarter of 2016. As a percentage of total sales, selling expenses were 4.2% in the first quarter of 2017, up from 1.4% in the first quarter of 2016, primarily due to higher marketing and promotion costs related to certain hyper-immune products and placenta polypeptide product.

General and administrative expenses in the first quarter of 2017 increased to $15.2 million from $11.3 million in the same quarter of 2016. As a percentage of total sales, general and administrative expenses were 16.7% and 13.2% in the first quarter of 2017 and 2016, respectively. The increase in general and administrative expenses was mainly due to a $3.5 million increase in non-cash share-based compensation expense. Excluding the impact of non-cash share-based compensation expense, non-GAAP general and administrative expenses would have remained stable at 7.9% of total sales in the first quarter of 2017 as compared with the same quarter of 2016.

Research and development expenses in the first quarter of 2017 were $1.4 million, or 1.5% of total sales, compared to $1.1 million, or 1.3% of total sales, in the same quarter of 2016.

Income from operations for the first quarter of 2017 increased by 2.4% to $38.8 million from $37.9 million in the same period of 2016. Operating margin decreased to 42.4% in the first quarter of 2017 from 44.3% in the same quarter of 2016.

Income tax expense for the first quarter of 2017 was $7.0 million, as compared to $6.6 million in the same period of 2016. The effective income tax rate was 16.8% for the first quarter of 2017 and 2016, respectively.

Net income attributable to the Company increased by 14.5% to $30.0 million in the first quarter of 2017 from $26.2 million in the same period of 2016. Net margin increased to 32.8% from 30.6% in the first quarter of 2016. Diluted earnings per share increased to $1.06 in the first quarter of 2017 from $0.94 in the same quarter of 2016.

Non-GAAP adjusted net income attributable to the Company increased by 29.7% in RMB terms, or 23.0% in USD terms, to $37.4 million in the first quarter of 2017 from $30.4 million in the same quarter of 2016. Non-GAAP net margin increased to 40.9% in the first quarter of 2017 from 35.5% in the same quarter of 2016. Non-GAAP adjusted earnings per diluted share increased to $1.32 in the first quarter of 2017 from $1.09 in the same quarter of 2016.

Non-GAAP adjusted net income and diluted earnings per share exclude non-cash employee share-based compensation expense of $7.4 million and $4.2 million for the three months ended March 31, 2017 and 2016, respectively.

As of March 31, 2017, the Company had $197.4 million in cash and cash equivalents, primarily consisting of cash on hand and demand deposits.

Net cash provided by operating activities for the first quarter of 2017 was $13.1 million, as compared to $24.2 million for the same quarter of 2016. The decrease in net cash provided by operating activities was primarily due to the increases in accounts receivable and inventories.

Accounts receivable increased by $17.6 million during the first quarter of 2017, as compared to $5.3 million in the same quarter of 2016. The accounts receivable turnover days for plasma products increased to 46 days during the first quarter of 2017 from 33 days in the same quarter of 2016. The increased turnover days reflect a combination of higher percentage of direct sales, higher concentration of large hospital and distributor customers that typically request longer credit terms.

Inventories increased by $9.1 million in the first quarter of 2017, mainly comprised of third party and company-collected raw material plasma increase. This increase was higher than the inventory increase of $3.9 million in the same quarter of 2016, mainly because the Company stockpiled sufficient inventories for the planned temporary production suspension at its Shandong facility.

Net cash used in investing activities for in the first quarter of 2017 was $9.1 million, as compared to $19.9 million in the same quarter of 2016. During the first quarter of 2017 and 2016, the Company paid $9.1 million and $14.6 million, respectively, for the acquisition of property, plant and equipment, and land use rights for Shandong Taibang and Guizhou Taibang. In addition, during the first quarter of 2016, the Company granted a loan of $6.3 million to our plasma outsourcing partner.

Net cash provided by financing activities for the first quarter of 2017 was $8.8 million, as compared to $29.8 million for the same quarter of 2016. The net cash provided by financing activities in the first quarter of 2017 mainly consisted of an $8.7 million short-term loan. The net cash provided by financing activities in the first quarter of 2016 mainly consisted of proceeds of $37.8 million from the maturity of deposits used as security for bank loans, partially offset by a dividend payment of $7.9 million paid by Shandong Taibang to its non-controlling shareholder.

Financial Outlook

For the full year of 2017, the Company reiterates its full year forecast of total sales growth of 13% to 15% in RMB terms and non-GAAP adjusted net income growth of 18% to 20% in RMB terms over 2016 financial results. This forecast factors into a cumulative three month production suspension at the Company’s Shandong facility in connection with plant transition.

This guidance does not factor in any potential foreign currency translation impact. Having previously adopted an exchange rate of approximately RMB6.63 = $1.00 based on weighted average quarterly exchange rates in 2016 in translating 2016 financial results, the Company expects that the total sales and non-GAAP adjusted net income in USD terms in 2017 will be adversely affected by the foreign currency translation impact.

This guidance assumes only organic growth, excluding potential acquisitions, and necessarily assumes no significant adverse product price changes during 2017. This forecast reflects the Company’s current and preliminary views, which are subject to change.

Conference Call

The Company will host a conference call at 7:30 am Eastern Time on Thursday, May 4, 2017, which is 7:30 pm Beijing Time on May 4, 2017, to discuss its results for the first quarter of 2017 and answer questions from investors. Listeners may access the call by dialing:

US:	1 888 346 8982
International:	1 412 902 4272
Hong Kong:	800 905 945
China:	400 120 1203

A telephone replay will be available one hour after the conclusion of the conference call through May 11, 2017. The dial-in details are:

US:	1 877 344 7529
International:	1 412 317 0088
Passcode:	10106035

A live and archived webcast of the conference call will be available through the Company's investor relations website at http://chinabiologic.investorroom.com.

About China Biologic Products, Inc.

China Biologic Products, Inc. (NASDAQ: CBPO) is a leading fully integrated plasma-based biopharmaceutical company in China. The Company’s products are used as critical therapies during medical emergencies and for the prevention and treatment of life-threatening diseases and immune-deficiency related diseases. China Biologic is headquartered in Beijing and manufactures over 20 different dosage forms of plasma products through its majority owned subsidiary, Shandong Taibang Biological Products Co., Ltd., and its wholly owned subsidiary, Guizhou Taibang Biological Products Co., Ltd. The Company also has an equity investment in Xi’an Huitian Blood Products Co., Ltd. The Company sells its products to hospitals, distributors and other healthcare facilities in China. For additional information, please see the Company’s website www.chinabiologic.com.

Non-GAAP Disclosure

This news release contains non-GAAP financial measures that exclude non-cash compensation expenses related to options and restricted shares granted to employees and directors under the Company's 2008 Equity Incentive Plan. To supplement the Company's unaudited condensed consolidated financial statements presented on GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this news release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

In addition, as the Company evaluates certain key items of its financial results on a local currency basis (i.e., in RMB) in addition to the reporting currency (i.e., in USD), this news release contains local currency information that eliminates the impact of fluctuations in foreign currency exchange rates. The Company believes that, given its operations primarily based in China, providing local currency information on such key items enhances the understanding of its financial results and evaluation of performance in comparison to prior periods. Changes in local currency percentages are calculated by comparing financial results denominated in RMB from period to period.

Safe Harbor Statement

This news release may contain certain “forward-looking statements” relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein, are “forward-looking statements.” These forward-looking statements are often identified by the use of forward-looking terminology such as “intend,” “believe,” “expect,” “are expected to,” “will,” or similar expressions, and involve known and unknown risks and uncertainties. Among other things, the positive impact on the Company’s earnings results driven by the acquisition of full ownership in Guizhou Taibang and the management’s quotations and forecast of the Company’s financial performance in this news release contain forward-looking statements. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect.

Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including, without limitation potential delay or failure to complete the clinical trials for new products, potential delay or failure to complete construction of new collection facilities, potential inability to pass government inspection and certification process for new collection facilities, potential inability to achieve the designed collection capacities at the new collection facilities, potential inability to achieve the expected operating and financial performance, potential inability to find alternative sources of plasma, potential inability to increase production at permitted sites, potential inability to mitigate the financial consequences of a temporarily reduced raw plasma supply through cost cutting or other efficiencies, and potential additional regulatory restrictions on its operations and those additional risks and uncertainties discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

China Biologic Products, Inc.

Mr. Ming Yin

Senior Vice President

Phone: +86-10-6598-3099

Email: ir@chinabiologic.com

ICR Inc.

Mr. Bill Zima

Phone: +86-10-6583-7511 or +1-646-405-5191

E-mail: bill.zima@icrinc.com

Financial statements follow.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Three Months Ended
	March 31, 2017	March 31, 2016
	USD	USD
Sales	91,453,112	85,587,711
Cost of sales	32,215,473	34,043,435
Gross profit	59,237,639	51,544,276

Operating expenses
Selling expenses	3,807,552	1,227,670
General and administrative expenses	15,256,766	11,328,013
Research and development expenses	1,357,363	1,094,723
Income from operations	38,815,958	37,893,870

Other income (expenses)
Equity in income (loss) of an equity method investee	911,743	(216,315)
Interest income	1,623,839	1,751,140
Interest expense	(62,510)	(88,550)
Total other income, net	2,473,072	1,446,275

Income before income tax expense	41,289,030	39,340,145

Income tax expense	6,950,539	6,607,103

Net income	34,338,491	32,733,042

Less: Net income attributable to noncontrolling interest	4,346,642	6,535,787

Net income attributable to China Biologic Products, Inc.	29,991,849	26,197,255

Earnings per share of common stock:
Basic	1.07	0.96
Diluted	1.06	0.94
Weighted average shares used in computation:
Basic	27,183,733	26,585,926
Diluted	27,465,414	27,126,838

Net income	34,338,491	32,733,042

Other comprehensive income:
Foreign currency translation adjustment, net of nil income taxes	2,720,968	2,569,752

Comprehensive income	37,059,459	35,302,794

Less: Comprehensive income attributable to noncontrolling interest	4,650,562	6,978,683

Comprehensive income attributable to China Biologic Products, Inc.	32,408,897	28,324,111

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2017	December 31, 2016
	USD	USD
ASSETS
Current Assets
Cash and cash equivalents	197,357,368	183,765,533
Accounts receivable, net of allowance for doubtful accounts	51,647,936	33,918,796
Inventories	166,380,493	156,412,674
Prepayments and other current assets, net of allowance for doubtful accounts	17,732,312	15,320,913
Total Current Assets	433,118,109	389,417,916

Property, plant and equipment, net	138,037,731	132,091,923
Land use rights, net	23,362,992	23,389,384
Equity method investment	11,582,725	10,614,755
Loan receivable	43,482,000	43,245,000
Other non-current assets	5,838,184	6,198,531
Total Assets	655,421,741	604,957,509

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term bank loan	8,696,400	-
Accounts payable	6,570,475	6,158,601
Income tax payable	9,391,380	7,484,366
Other payables and accrued expenses	59,648,041	59,798,145
Total Current Liabilities	84,306,296	73,441,112

Deferred income	3,655,387	3,755,648
Other liabilities	6,602,255	6,623,926
Total Liabilities	94,563,938	83,820,686

Stockholders’ Equity
Common stock:
par value $0.0001;
100,000,000 shares authorized;
29,456,181 and 29,427,609 shares issued at March 31, 2017 and December 31, 2016, respectively;
27,201,477 and 27,172,905 shares outstanding at March 31, 2017 and December 31, 2016, respectively	2,946	2,943
Additional paid-in capital	113,630,172	105,459,610
Treasury stock: 2,254,704 shares at March 31, 2017 and December 31, 2016, at cost	(56,425,094)	(56,425,094)
Retained earnings	468,475,250	438,483,401
Accumulated other comprehensive loss	(22,903,225)	(25,320,271)
Total equity attributable to China Biologic Products, Inc.	502,780,049	462,200,589

Noncontrolling interest	58,077,754	58,936,234

Total Stockholders’ Equity	560,857,803	521,136,823

Commitments and contingencies	-	-

Total Liabilities and Stockholders’ Equity	655,421,741	604,957,509

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended
	March 31,	March 31,
	2017	2016
	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	34,338,491	32,733,042
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,052,133	2,267,623
Amortization	428,028	216,971
Loss on sale of property, plant and equipment	63,425	90,261
Allowance (reversal) for doubtful accounts - accounts receivable, net	(10,168)	-
Write-down of obsolete inventories	-	59,560
Deferred tax expense (benefit)	266,804	(887,184)
Share-based compensation	8,072,065	4,569,395
Equity in (income) loss of an equity method investee	(911,743)	216,315
Change in operating assets and liabilities:
Accounts receivable	(17,570,606)	(5,267,385)
Inventories	(9,130,101)	(3,869,727)
Prepayments and other current assets	(2,281,491)	2,554,632
Accounts payable	378,931	(3,696,808)
Income tax payable	1,869,988	3,654,815
Other payables and accrued expenses	(5,411,627)	(8,282,055)
Deferred income	(121,102)	(127,705)
Net cash provided by operating activities	13,033,027	24,231,750

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for property, plant and equipment	(8,936,981)	(13,672,613)
Payment for land use rights	(151,326)	(967,636)
Refund of deposits related to land use right	-	994,815
Proceeds from sale of property, plant and equipment	3,626	63,397
Long-term loan lent to a third party	-	(6,331,518)
Net cash used in investing activities	(9,084,681)	(19,913,555)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock option exercised	98,500	-
Proceeds from short-term bank loan	8,715,000	-
Maturity of deposit as security for bank loans	-	37,756,405
Dividend paid by subsidiaries to noncontrolling interest shareholders	-	(7,921,952)
Net cash provided by financing activities	8,813,500	29,834,453

EFFECT OF FOREIGN EXCHANGE RATE CHANGES ON CASH	829,989	1,026,211

NET INCREASE IN CASH AND CASH EQUIVALENTS	13,591,835	35,178,859

Cash and cash equivalents at beginning of period	183,765,533	144,937,893

Cash and cash equivalents at end of period	197,357,368	180,116,752

Supplemental cash flow information
Cash paid for income taxes	4,969,712	3,867,715
Noncash investing and financing activities:
Acquisition of property, plant and equipment included in payables	1,863,464	3,087,289

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	For the Three Months Ended
	March 31,	March 31,
	2017	2016
	USD	USD
Adjusted Net Income Attributable to the Company - Non GAAP	37,430,088	30,442,374
Diluted EPS - Non GAAP	1.32	1.09
Non-cash employee stock compensation	(7,438,239)	(4,245,119)
Net Income Attributable to the Company	29,991,849	26,197,255
Weighted average number of shares used in computation of Non GAAP diluted EPS	27,465,414	27,126,838

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